Exhibit 99.1

Validus Holdings, Ltd.
29 Richmond Road
Pembroke, HM 08 Bermuda

VALIDUS ANNOUNCES AMENDED EXCHANGE OFFER AND PURSUES

CONSENT SOLICITATION TO REPLACE TRANSATLANTIC BOARD

•              Transatlantic board fails to accept Validus’ increased offer with a total value of $55.35 per Transatlantic share

•              Validus requests record date for Consent Solicitation to replace Transatlantic board

•              Validus expands existing share repurchase authorization to $1 billion,

contingent upon the consummation of the acquisition of Transatlantic

PEMBROKE, BERMUDA, November 3, 2011 - Validus Holdings, Ltd. (NYSE: VR) (“Validus”) today announced that it has increased its offer to acquire Transatlantic Holdings, Inc. (NYSE: TRH) (“Transatlantic”) to 1.5564 voting common shares and $11.00 per share in cash and, subject to the impact of the Transatlantic share repurchases described below, up to an additional $2.00 in cash per Transatlantic share, to be funded from available cash on hand at Transatlantic.

A copy of a letter sent to Transatlantic’s board of directors from Validus’ Chairman and Chief Executive Officer, Edward J. Noonan, regarding Validus’ increased offer follows this release.

The background to this increased offer is as follows:

•                  On September 23, 2011, Validus and Transatlantic entered into a mutual confidentiality agreement permitting the exchange of non-public information and negotiations; and

•                  After a six week process, the Transatlantic board has failed to accept Validus’ proposed increased offer, which would have delivered total value of $55.35 per Transatlantic share based on Validus’ closing share price on November 2, 2011, comprised of:

•                  1.5564 Validus common shares per Transatlantic share;

•                  $11.00 in cash per Transatlantic share through a pre-closing dividend financed from new borrowings, which is an increase of $3.00 per share from Validus’ initial offer;

•                  $2.00 in cash per Transatlantic share through a pre-closing dividend funded from available cash on hand at Transatlantic; and

•                  Ability to provide a tax-free transaction to Transatlantic’s stockholders to the extent of Validus share consideration received if Transatlantic cooperated in the transaction structure.

Validus’ increased offer, including the full amount of the additional cash dividend of $2.00 per share, represented a 6.0% premium to Transatlantic’s closing share price on November 2, 2011,(1) and a 25.8%(2) premium to Transatlantic’s unaffected closing share price on June 10, 2011.

The aggregate amount available to pay the additional $2.00 cash pre-closing dividend to all Transatlantic stockholders would be reduced on a dollar-for-dollar basis for any funds used by Transatlantic for share repurchases made after October 31, 2011.  Therefore, if Transatlantic continues share repurchases from selling stockholders it will result in a lower pre-closing cash dividend payable to all Transatlantic stockholders in a transaction with Validus.

As the Transatlantic board has failed to accept this increased offer, Validus can no longer be assured of the timing or amounts of any ongoing Transatlantic share repurchases and therefore cannot ensure, as described, that the full amount of the additional $2.00 pre-closing cash dividend would be made available to all Transatlantic stockholders in a transaction with Validus.

Validus expects the transaction to be modestly accretive to its diluted book value per share and tangible book value per share.  Validus believes the transaction can be consummated prior to year-end.  Upon closing, Validus intends to increase Transatlantic’s reserve position by $500 million.

The Validus board of directors has approved, through open market purchases or otherwise, an increase in the current Validus share repurchase authorization to an aggregate of $1 billion, contingent upon the consummation of the acquisition of Transatlantic.

As a result of Transatlantic’s failure to accept Validus’ increased offer, Validus is pursuing its Consent Solicitation to replace the Transatlantic board with three highly qualified and independent director candidates:  Raymond C. Groth, Paul G. Haggis and Thomas C. Wajnert.

Mr. Noonan said, “Our increased offer provides compelling value to Transatlantic stockholders.  It also allows Transatlantic stockholders, through a significant equity investment in the combined company, to share in what we believe to be greater future upside potential than Transatlantic could otherwise achieve.  Given these benefits to Transatlantic stockholders, we are confident Transatlantic stockholders will share our disappointment that the Transatlantic board has failed to accept our compelling increased offer.  Transatlantic stockholders should have the right to decide the future of their company and our Consent Solicitation is designed to provide them with this opportunity.”

Validus also announced that it is amending its Exchange Offer for all of the outstanding shares of common stock of Transatlantic to include offer consideration per Transatlantic share of 1.5564 voting common shares and $11.00 per share in cash, and to permit Transatlantic to pay up to a $2.00 cash per share dividend to all Transatlantic stockholders prior to the closing of the Exchange Offer, subject to the impact of the Transatlantic share repurchases described above, to be funded from available cash on hand at Transatlantic.

Validus has sent a notice to Transatlantic to set a record date for the Consent Solicitation.  Pursuant to the terms of Transatlantic’s bylaws, the record date must be a date within 20 days of such notice.

All materials related to Validus’ offer for Transatlantic can be found at www.transactioninfo.com/validus or on the “Investor Relations” section of Validus’ website, located at www.validusholdings.com.

Presented below is the full text of the letter sent to the board of directors of Transatlantic:

November 2, 2011

Board of Directors of Transatlantic Holdings, Inc.

c/o Richard S. Press, Chairman

c/o Robert F. Orlich, Chief Executive Officer

c/o Michael Sapnar, President

80 Pine Street

New York, New York 10005

Re:   Validus’ Compelling Increased Offer to Acquire Transatlantic

Dear Sirs,

We are disappointed that you have failed to accept our increased offer which as of November 2, 2011 would have delivered total value of $55.35 per Transatlantic share based on Validus’ closing share price on November 2, 2011, including an increase in the cash component of our offer of $3.00 per share and the ability for Transatlantic to pay up to an additional $2.00 per share.  As a result, we have resumed our Consent Solicitation and Exchange Offer.

Background

It has been almost four months since Validus first announced its cash-and-stock offer to acquire Transatlantic on July 12th.

We had hoped that it would be possible to pursue a consensual transaction between Validus and Transatlantic after Transatlantic terminated its merger agreement with Allied World on September 16th following overwhelming Transatlantic stockholder opposition to that transaction.  Following that time,

Validus and Transatlantic entered into a confidentiality agreement on September 23rd, clearing the way for a mutual exchange of non-public information and negotiations to allow both Validus and Transatlantic to better understand each other’s business and value, and Validus suspended its Consent Solicitation until November 1st so that the parties could focus their energies on reaching a consensual transaction.

Due Diligence and Increased Offer

We and our advisors have spent the past six weeks reviewing the information that Transatlantic was willing to share with us in an effort to better understand your business, operations and reserve adequacy and to determine whether we could provide greater value to your stockholders.  This diligence process, performed in consultation with an internationally recognized actuarial firm, generally confirmed Validus’ prior view of Transatlantic’s business, operations and reserve levels.

Based on the additional work that we have done, Validus has determined that it will increase its offer.  Our increased offer provides that Transatlantic stockholders would receive (1) 1.5564 Validus voting common shares pursuant to an exchange offer and merger, (2) $11.00 per share in cash pursuant to a pre-closing dividend from Transatlantic immediately prior to closing of the Exchange Offer and (3) up to an additional $2.00 cash per share in a pre-closing dividend.  Our increased offer could be structured with Transatlantic’s cooperation to be tax-free to Transatlantic stockholders with respect to the Validus shares they receive in the Exchange Offer and the Merger.  As we have communicated to you and your advisors, we believe that the transaction can be consummated prior to year-end.

The aggregate amount available to pay the additional $2.00 cash pre-closing dividend to all Transatlantic stockholders would be reduced on a dollar-for-dollar basis for any funds used by Transatlantic for share repurchases made after October 31st.  Therefore, if Transatlantic continues share repurchases from selling stockholders it will result in a lower pre-closing cash dividend payable to all Transatlantic stockholders in a transaction with Validus.

We believe that our increased offer (including the full amount of the additional cash dividend of $2.00 per share), which represented a 6.0%† premium to Transatlantic’s closing share price on November 2nd, presents a compelling proposition for your stockholders and provides full and fair value for Transatlantic shares.  In addition, this increased offer represented as of November 2nd:

•                  a 25.8% premium to Transatlantic’s closing share price on June 10th, the last trading day prior to the announcement of Transatlantic’s merger agreement with Allied World;‡ and

•                  a 12.9% premium to Transatlantic’s closing share price on July 12th, the last trading day prior to Validus’ announcement of its intention to acquire Transatlantic. §

When we asked our financial advisors at Greenhill to initially share our view with respect to a potential increase to our initial offer, we did so with the sincere hope that it would be possible to work with Transatlantic on an accelerated basis to achieve a consensual transaction by the October 31st deadline set by our confidentiality agreement.  Given the work that has been done on both sides over the past six weeks, Validus was extremely disappointed that the Transatlantic board has failed to accept our increased offer.

We believe that our increased offer is a far better value-enhancing alternative for Transatlantic stockholders than waiting for Transatlantic to pursue a theoretical transaction, a third party-sponsored run-off, a minority investment from a third party or pursuing a “go it alone” approach for the following reasons:

•                  We believe an alternative transaction will be subject to greater execution, financing and regulatory delay and risks than a transaction with Validus.

•                  Validus commenced its Exchange Offer to acquire Transatlantic on July 25th and its registration statement was declared effective by the Securities and Exchange Commission on August 22nd.  The exchange offer can be used as the first step in a two-step transaction that can be consummated prior to year-end.

•                  Validus has obtained from J.P. Morgan Securities LLC a highly confident letter in connection with the arrangement of the financing required to pay the $11.00 per Transatlantic share pre-closing cash dividend.

•                  Validus has obtained, or is well along in the process of obtaining, all insurance, antitrust and other regulatory approvals required to complete the acquisition of Transatlantic.

Based on these factors, we believe no other party can provide more transaction certainty or speed of execution to Transatlantic stockholders than Validus.

•                  Validus does not believe that there is any economic rationale under which a standalone Transatlantic is a better option for Transatlantic stockholders than a transaction with Validus.  A “go it alone” Transatlantic appears to face significant hurdles and negative implications for Transatlantic stockholders:

•                  No premium:  A “go it alone” approach provides no premium for Transatlantic’s stockholders, no cash for Transatlantic’s stockholders and no catalyst for a trading multiple expansion for Transatlantic shares.  In contrast, Validus’ increased offer that was not accepted by the Transatlantic board represented as of November 2nd a 25.8% premium to Transatlantic’s June 10th unaffected closing share price† and provides Transatlantic stockholders with a significant equity interest in Validus, whose stock has consistently traded at a higher multiple than Transatlantic.

•                  Inflexible structure:  On a “go it alone” approach, Transatlantic’s capital remains trapped within a tax-inefficient U.S. structure.  In contrast, Validus’ Bermuda domicile provides flexibility that permits Validus to shift capital as needed to maximize returns.

•                  No insurance experience:  Despite its attempts to obtain access to U.S. primary insurance business through Putnam Reinsurance Company, a “go it alone” Transatlantic provides its stockholders with no insurance experience or track record as a potential avenue for growth.  Combining with Validus would provide access to a skilled management team that has produced a company with a top tier position at Lloyd’s, with over $1 billion of gross premiums written and top quartile Lloyd’s financial performance.  Moreover, Talbot will give Transatlantic immediate access to the U.S. excess and surplus market.

•                  No E.U. passport:  A “go it alone” Transatlantic will continue to lack an E.U. passport — a key deficiency previously identified by Transatlantic’s management.  Validus would provide Transatlantic with an E.U. passport through Validus Re Europe Limited, which can be funded as appropriate to support the combined company’s expanding business.

•                  Smaller size:  A “go it alone” Transatlantic will remain the number 10 ranked property and casualty reinsurance company, while a combination with Validus would create a top six property and casualty reinsurance company worldwide, as well as a market leader in the U.S. and Bermuda.

•                  No synergies:  A “go it alone” Transatlantic cannot create stockholder value through realizing synergies, as compared to the significant opportunities to expand earnings, return on equity and book value growth through a combination with Validus.

•                  Inferior capital management opportunities:  Although a “go it alone” Transatlantic can continue to pursue its recently announced share repurchase program, subject to rating agency and other business constraints, it lacks the incremental excess capital that would be created by a combination with Validus.  Moreover, active capital management is, and has been, a core element of Validus’ strategy, and Validus has a senior management team skilled in managing capital for the benefit of all of its shareholders.  A combination of Validus and Transatlantic would create approximately $1 billion of pre-synergy, pre-catastrophe earnings power which, together with excess capital created by the transaction, would be available for expanded share repurchase activity by the combined company.  Accordingly, the Validus Holdings, Ltd. board of directors has approved, through open market purchases or otherwise, an increase in the current Validus share repurchase authorization to an aggregate of $1 billion, contingent upon the consummation of the acquisition of Transatlantic.**

Conclusion

Validus firmly believes that Transatlantic stockholders will find our increased offer compelling.  Our preference remains to reach a consensual transaction with the Transatlantic board.  However, because the Transatlantic board has failed to accept Validus’ compelling increased offer, Validus will take its offer directly to Transatlantic’s stockholders through its Exchange Offer and Consent Solicitation to replace the Transatlantic board.

Sincerely,

Edward J. Noonan

Chairman and Chief Executive Officer

†	Based on Transatlantic ($52.23) closing share price on November 2, 2011, and Validus ($27.21) closing share price on November 2, 2011.
‡	Based on Transatlantic ($44.01) closing share price on June 10, 2011, and Validus ($27.21) closing share price on November 2, 2011.
§	Based on Transatlantic ($49.02) closing share price on July 12, 2011, and Validus ($27.21) closing share price on November 2, 2011.
**

Validus expects the share repurchases to be made from time to time in the open market or in privately negotiated transactions.  The timing, form and amount of the share repurchases under the program will depend on a variety of factors, including market conditions, Validus’ capital position relative to internal and rating agency targets, legal requirements and other factors.  The repurchase program may be modified, extended or terminated by the Validus Holdings, Ltd. board of directors at any time.

Notes to Press Release

(1)	Based on Transatlantic ($52.23) closing share price on November 2, 2011, and Validus ($27.21) closing share price on November 2, 2011.
(2)	Based on Transatlantic ($44.01) closing share price on June 10, 2011, and Validus ($27.21) closing share price on November 2, 2011.

About Validus Holdings, Ltd.

Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. and Talbot Holdings Ltd.  Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance.  Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.

Cautionary Note Regarding Forward-Looking Statements

This press release and letter may include forward-looking statements, both with respect to Validus and its industry, that reflect Validus’ current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature are often used to identify forward-

looking statements.  All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Validus’ control.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.  Validus believes that these factors include, but are not limited to, the following: 1) uncertainty as to whether Validus will be able to enter into or consummate the proposed transaction on the terms set forth in Validus’ proposal; 2) uncertainty as to the actual premium that will be realized by Transatlantic stockholders in connection with the proposed transaction; 3) failure to realize the anticipated benefits (including combination synergies) of the proposed transaction, including as a result of delay in completing the transaction or integrating the businesses of Validus and Transatlantic; 4) uncertainty as to the long-term value of Validus voting common shares; 5) unpredictability and severity of catastrophic events; 6) rating agency actions; 7) adequacy of Validus’ or Transatlantic’s risk management and loss limitation methods; 8) cyclicality of demand and pricing in the insurance and reinsurance markets; 9) Validus’ ability to implement its business strategy during “soft” as well as “hard” markets; 10) adequacy of Validus’ or Transatlantic’s loss reserves; 11) continued availability of capital and financing; 12) retention of key personnel; 13) competition in the insurance and reinsurance markets; 14) potential loss of business from one or more major reinsurance or insurance brokers; 15) the credit risk Validus assumes through its dealings with its reinsurance and insurance brokers; 16) Validus’ or Transatlantic’s ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 17) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 18) the integration of businesses Validus may acquire or new business ventures Validus may start; 19) the legal, regulatory and tax regimes under which Validus operates; 20) the effect on Validus’ or Transatlantic’s investment portfolios of changing financial market conditions, including inflation, interest rates, liquidity and the recent downgrade of U.S. securities by Standard & Poor’s and the possible effect on the value of securities in Validus’ and Transatlantic’s investment portfolios, as well as other factors; 21) acts of terrorism or outbreak of war or hostilities; 22) availability of reinsurance and retrocessional coverage; and 23) the outcome of transaction related litigation, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in Validus’ and Transatlantic’s most recent reports on Form 10-K and Form 10-Q and other documents of Validus and Transatlantic on file with the Securities and Exchange Commission.  Any forward-looking statements made in this press release and letter are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business, operations or financial condition.  Except to the extent required by applicable law, Validus undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

The contents of any websites referenced in this press release and letter are not incorporated by reference herein.

Additional Information about the Proposed Transaction and Where to Find It:

Validus has commenced an exchange offer to acquire all of the outstanding shares of common stock of Transatlantic.  This press release and letter are for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, shares of Transatlantic common stock, nor is it a substitute for the Tender Offer Statement on Schedule TO or the prospectus/offer to exchange included in the Registration Statement on Form S-4 (including the letter of transmittal and related documents and as amended and supplemented from time to time, the “Exchange Offer Documents”) filed by Validus with the Securities and Exchange Commission.  The Registration Statement on Form S-4 has been declared effective by the Securities and Exchange Commission.  The Exchange Offer will be made only through the Exchange Offer Documents.  This press release and letter are also not a substitute for the definitive consent solicitation statement that Validus may file with the Securities and Exchange Commission or any other documents which Validus may send to its or Transatlantic’s stockholders in connection with the consent solicitation.  Investors and security holders are urged to read the Exchange

Offer Documents, the definitive consent solicitation statement and all other relevant documents that Validus has filed or may file with the Securities and Exchange Commission if and when they become available because they contain or will contain important information about the proposed transaction and the consent solicitation.  All such documents, if filed, will be available free of charge at the Securities and Exchange Commission’s website (www.sec.gov) or by directing a request to Innisfree M&A Incorporated at (877) 717-3929 (banks and brokers may call collect at (212) 750-5833).

Participants in the Solicitation:

Validus, its directors and certain of its officers and Validus’ nominees to the Transatlantic board of directors may be deemed to be participants in any solicitation of Transatlantic stockholders in connection with the consent solicitation.  Information about the participants in the solicitation is available in the preliminary consent solicitation statement that Validus filed with the Securities and Exchange Commission in connection with the consent solicitation.  Other information regarding the participants and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary consent solicitation statement.

Investors: Validus Holdings, Ltd. Jeff Consolino, President and Chief Financial Officer Jon Levenson, Executive Vice President +1-441-278-9000	Media: Brunswick Group Stan Neve / Gemma Hart +1-212-333-3810
or
Innisfree M&A Incorporated Arthur Crozier / Jennifer Shotwell / Scott Winter
+1-212-750-5833